EXHIBIT 1

FORM OF COMMON STOCK WARRANT

Exhibit F to Asset Purchase Agreement

COMMON STOCK WARRANT

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THIS WARRANT MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH WARRANT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS.

WARRANT TO PURCHASE SHARES OF COMMON STOCK

This Warrant is issued to Delta Products Corporation, a California corporation (the “Holder”), by PECO II, Inc., an Ohio corporation (the “Company”), pursuant to the terms of that certain Asset Purchase Agreement dated as of October 13, 2005 (the “Asset Purchase Agreement”) and is effective as of [•] 2005 (“the Issuance Date”).

1. Purchase of Shares. Subject to the terms and conditions hereinafter set forth, the holder of this Warrant is entitled, upon surrender of this Warrant and delivery of a duly executed Notice of Exercise (in the form attached hereto as Exhibit A), together with the applicable Exercise Price, at the principal office of the Company (or at such other place as the Company shall notify the Holder in writing), to purchase from the Company up to the number of fully paid and nonassessable Shares (as defined below) that equals the Warrant Coverage Amount (as defined below).

2. Definitions.

(a) Affiliates. The “affiliate” of any Person means any Person that controls, is controlled by, or is under common control with such Person. As used herein, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

(b) Asset Shares. The “Asset Shares” shall mean 4,740,375 shares of the Company’s common stock, representing the number of Shares issued to the Holder pursuant to Section 2.1 of the Asset Purchase Agreement.

(c) Exercise Date. The “Exercise Date” shall mean the respective date on which the Holder exercises this Warrant pursuant to the terms hereof.

(d) Exercise Price. The “Exercise Price” shall be $2.00 per Share (as adjusted pursuant to the terms hereof).

(e) Exercise Period. This Warrant shall be exercisable, in whole or in part, at any time and from time to time during the term commencing on the Issuance Date and ending at 5:00 p.m. Eastern Standard Time on [•], 2008, the date that is 30 months from the Issuance Date.

(f) Outstanding Shares. The term “Outstanding Shares” means all issued and outstanding shares of capital stock of the Company as of the date that is the five (5) business days prior to the Exercise Date; provided, however, that in the event the Exercise Date is within five (5) business days of the Issuance Date, the measurement date shall be the Issuance Date (and shall include the Asset Shares).

(g) Person. The term “Person” means any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust, unincorporated organization or other entity.

(h) Registration Rights Agreement. The term “Registration Rights Agreement” means that certain Registration Rights Agreement entered into between the Company and the Holder as of the date of this Warrant, a copy of which is attached to this Warrant as Exhibit C.

(i) Required Warrant Coverage Amount. The term “Required Warrant Coverage Amount” shall mean that number of Shares that is determined by application of the following formula: (x) the quotient of (i) the Outstanding Shares minus the Asset Shares, divided by (ii) 0.55, minus (y) the Outstanding Shares, and (z) rounded to the nearest whole share.

(j) Shares. The term “Shares” shall mean shares of the Company’s common stock.

(k) Warrant. The term “Warrant” as used herein shall include this Warrant, and any warrants delivered in substitution or exchange therefor as provided herein.

(l) Warrant Coverage Amount. The term “Warrant Coverage Amount” shall mean that number of Shares that is equal to (x) the Required Warrant Coverage Amount minus (y) that number of Shares previously issued prior to the respective Exercise Date upon any partial exercise of this Warrant by any holder hereof.

3. Method of Exercise. While this Warrant remains outstanding and exercisable in accordance with Section 2 above, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by:

(a) the surrender of the Warrant, together with a Notice of Exercise (in the form attached hereto as Exhibit A) to the Secretary of the Company at its principal offices; and

(b) the payment to the Company of a cash amount (payable by check or wire transfer or cancellation of indebtedness) equal to the aggregate Exercise Price for the number of Shares being purchased.

4. Certificates for Shares. As promptly as practicable on or after the Exercise Date and in any event within ten (10) days thereafter, the Company, at its expense, shall issue and deliver to the Holder a certificate or certificates for the number of Shares issuable upon such exercise. In the event that this Warrant is exercised in part, the Company, at its expense, will execute and deliver a new Warrant of like tenor exercisable for the number of Shares for which this Warrant may then be exercised.

5. Issuance of Shares. The Company covenants that the Shares, when issued pursuant to the exercise of this Warrant, will be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issuance thereof.

6. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect.

7. Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at the Holder’s expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor and amount.

8. Adjustment of Exercise Price and Number of Shares. The number of and kind of securities purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(a) Subdivisions, Combinations and Other Issuances. If the Company shall at any time prior to the expiration of this Warrant subdivide the Shares, by split-up or otherwise, or combine its Shares, or issue additional shares of its capital stock as a dividend with respect to the Shares, the number of Shares issuable on the exercise of this

Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price payable per share, but the aggregate Exercise Price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 8(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(b) Reclassification, Reorganization and Consolidation. In case of any reclassification, capital reorganization, or change in the capital stock of the Company (other than as a result of a subdivision, combination, or stock dividend provided for in Section 8(a) above), then the Company shall make appropriate provision so that the Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities and property receivable in connection with such reclassification, reorganization, or change by a holder of the same number of Shares as were purchasable by the Holder immediately prior to such reclassification, reorganization, or change. In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the purchase price per share payable hereunder, provided the aggregate purchase price shall remain the same.

(c) Notice of Adjustment. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Exercise Price, the Company shall promptly notify the Holder of such event and of the number of Shares or other securities or property thereafter purchasable upon exercise of this Warrant.

9. Reservation of Stock. The Company covenants that during the term this Warrant is exercisable, the Company will reserve from its authorized and unissued Shares a sufficient number of Shares to provide for the issuance of Shares upon the exercise of this Warrant and, from time to time, will take all steps necessary to amend its charter documents to provide sufficient reserves of Shares issuable upon exercise of the Warrant and will refrain from effecting any amendment to its charter documents which in any manner would adversely affect the rights or privileges of the Holder hereunder.

10. Warrants Transferable.

(a) Subject to compliance with the terms and conditions of this Section 10, this Warrant and all rights hereunder are transferable by the Holder, in whole or in part, without charge to the Holder (except for transfer taxes), upon surrender of this Warrant properly endorsed or accompanied by written instructions of transfer in the form attached hereto as Exhibit B. Any such transferee of this Warrant shall be deemed to be a “Holder” hereunder, shall be subject to all of the rights, preferences, privileges and obligations of this Warrant.

(b) Prior to any proposed sale, assignment, or transfer of this Warrant (other than a transfer not involving a change in beneficial ownership), unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the Holder shall give written notice to the Company of its intention to effect such transfer, sale or assignment. Each such notice shall describe the manner and circumstances of the proposed transfer, sale or assignment in sufficient detail, and if requested by the Company, Holder shall have furnished, a written opinion of legal counsel who shall be, and whose legal opinion shall be, reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transfer of the Warrant may be effected without registration under the Securities Act.

(c) Notwithstanding anything to the contrary set forth in Section 10(a), Holder may not transfer this Warrant to an unaffiliated Person without the prior written consent of the Company. Holder may transfer this Warrant in whole or in part, to any of its affiliates without such prior written consent, provided such transfer is in compliance with Sections 10(a) and 10(b) and the transferee agrees in writing to be bound by the terms of this Warrant, a copy of which writing shall be provided to the Company.

11. Rights of Shareholders. The Holder shall not be entitled, as a Warrant holder, to vote or receive dividends or be deemed the holder of the Shares or any other securities of the Company which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, consolidation, merger, conveyance, or otherwise) until the Warrant shall have been exercised in accordance with the terms hereof; provided, however, that in the event:

(a) the Company shall take a record of the holders of its Shares (or other stock or securities at the time receivable upon the exercise of this Warrant) for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

(b) of any capital reorganization of the Company, any stock split or subdivision, or reverse stock split or combination, or any similar event involving the Shares, any reclassification of the capital stock of the Company, any consolidation or merger of the Company with or into another corporation, or any sale, transfer or other conveyance of all or substantially all of the assets of the Company to another corporation; or

(c) of any voluntary dissolution, liquidation or winding-up of the Company, then, and in each such case, the Company will deliver to the Holder a notice specifying, as the case may be, (A) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (B) the date on which a record is to be taken for determining shareholders entitled to vote upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Shares (or such stock or securities at the time receivable upon the exercise of this Warrant) shall be entitled to exchange their Shares (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up. Such notice shall be delivered at least ten (10) business days prior to the date therein specified.

12. Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered (x) three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (y) one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service or (y) on the date sent after transmission by facsimile with written confirmation, in each case to the intended recipient as set forth below:

If to Holder:	Copies to:
Delta Products Corporation 4405 Cushing Pkwy. Fremont, CA 94538-6475 Attention: Yao C.H. Chou Fax: 510-498-8879	Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 Attention: Aaron J. Alter, Esq. Fax: 650-493-6811

If to the Company:	Copy to:
PECO II, Inc. 1376 State Route 598 Galion, Ohio 44833 Attention: President and Chief Executive Officer Fax: 419-468-9164	Porter Wright Morris & Arthur LLP Huntington Center 41 South High Street Columbus, OH 43215-6194 Attention: Curtis A. Loveland Fax: 614-227-2100

Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including Personal delivery, expedited courier, messenger service, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

13. Registration Rights Agreement. Subject to Section 9(c) of the Registration Rights Agreement, the Shares issuable upon exercise of this Warrant shall be subject to and shall have the rights, preferences and privileges set forth in the Registration Rights Agreement. In any event, the Shares issued upon exercise of this Warrant shall be subject to Section 2 of the Registration Rights Agreement (to the extent applicable).

14. Governing Law. This Warrant and all actions arising out of or in connection with this Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware or of any other state.

15. Counterparts. This Warrant may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

16. Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Warrant.

17. No Impairment. The Company will not, through any voluntary action, avoid or seek to avoid the observance or performance of any terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holders hereunder.

18. Severability. Any term or provision of this Warrant that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. The parties shall use their commercially reasonable efforts to replace such void or unenforceable provision of this Warrant with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

19. Amendments. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the Company and the Holder.

20. No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Warrant or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

21. Succession and Assignment. This Warrant shall be binding upon and shall inure to the benefit of the Company and Holder and their respective successors and permitted assigns.

22. Exclusive Jurisdiction. With respect to any matter based upon or arising out of this Warrant or the transactions contemplated hereby that seeks temporary or injunctive relief or specific performance, each of the parties (a) irrevocably consents to the exclusive jurisdiction and venue of the state courts of the State of Delaware located in New Castle County, (b) agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Persons, (c) waives the defense of an inconvenient forum and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process, and (d) agrees that a final judgment in such legal proceeding shall be final, binding and enforceable in any court of competent jurisdiction. Each party agrees not to commence any legal proceedings subject to this Section 22 except in such courts.

23. Binding Arbitration.

(a) Each party irrevocably agrees and acknowledges that, subject only to Section 22 above, any claim, dispute, controversy or other matter based upon, arising out of or relating to this Warrant or the transactions contemplated hereby, including (i) as to the existence, validity, enforceability or interpretation of any such claim, (ii) the performance, breach, waiver or termination of any provision in dispute, (iii) any such claim in tort, or (iv) any such claim raising questions of law, in each case, whether arising before or after termination of this Warrant (each a “Disputed Claim”), shall be resolved, as between the parties, exclusively and solely by binding arbitration in accordance with Section 23(b).

(b) Any Disputed Claim shall be resolved exclusively and solely by binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”) and in accordance with the following: (a) there shall be three (3) arbitrators, one of whom shall be a member of the American College of Trial Lawyers (who shall chair the arbitration panel) and one of whom shall be a certified public accountant; (b) the arbitration shall take place in Wilmington, Delaware, and in no other place; (c) the arbitration shall be conducted in accordance with the procedural laws of the U.S. Federal Arbitration Act, to the extent not inconsistent with the Rules or this Section 23(b); (d) subject to legal privileges, each party shall be entitled to conduct discovery in accordance with the Federal Rules of Civil Procedure; (e) at the arbitration hearing, each party shall be permitted to make written and oral presentations to the arbitration panel, to present testimony and written evidence and to examine witnesses; (f) the arbitration panel shall have the power to grant temporary or permanent injunctive relief and to order specific performance; (g) the arbitration panel shall have the power to order either party to pay, or to allocate between the parties, the fees and expenses of the arbitrators and of the American Arbitration Association and to order either party to pay all or a portion of the other party’s attorneys’ fees and expenses incurred in connection with a Disputed Claim and the arbitration; and (h) the arbitration panel shall issue a written decision explaining the bases for the final ruling, and such decision shall be final and binding on the parties hereto, and not subject to appeal, and enforceable in any court of competent jurisdiction.

24. Other Remedies; Specific Performance.

(a) Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Warrant were not performed in accordance with their specific terms or were otherwise breached.

(b) Specific Performance. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Warrant and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

[Signature Page Follows]

Issued this      day of                             , 2005.

PECO II, INC.

By:
Name:	John G. Heindel
Title:	President and Chief Executive Officer

EXHIBIT A

NOTICE OF EXERCISE

TO:	[COMPANY]

Attention: President

1. The undersigned hereby elects to purchase                      Shares of                      pursuant to the terms of the attached Warrant, by means of a cash payment, and tenders herewith payment in full for the purchase price of the shares being purchased, together with all applicable transfer taxes, if any.

2. Please issue a certificate or certificates representing said Shares in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

3. The undersigned hereby represents and warrants as of the date indicated below that it: (a) is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act of 1933; (b) is acquiring the Shares for investment intent for the undersigned’s own account, not as a nominee or agent, and not with a view to the distribution or resale of any part thereof; (c) is able to fend for itself, can bear the economic risk of investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares; and (d) the Shares issued upon exercise of the Warrant are subject to the restrictions set forth in Section 2 of the Registration Rights Agreement (to the extent applicable).

(Signature)

(Name)

(Date)	(Title)

EXHIBIT B

FORM OF TRANSFER

(To be signed only upon transfer of Warrant)

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                                                       the right represented by the attached Warrant to purchase                  shares of                                  of [COMPANY] to which the attached Warrant relates, and appoints                      Attorney to transfer such right on the books of                     , with full power of substitution in the premises.

Dated:

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

Address:

Signed in the presence of:

ASSUMPTION OF WARRANT BY TRANSFEREE

The undersigned hereby assumes the rights transferred above and agrees that as of the date hereof and hereafter, it is bound by the terms of the attached Warrant as a Holder thereunder.

[NAME OF TRANSFEREE]

[Name and Title]

Date:

EXHIBIT C

REGISTRATION RIGHTS AGREEMENT